UNITED STATES OF AMERICA
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, DC 20549



                              FORM 8-K


            Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Act of 1934



Date of Report (Date of earliest event reported) January 30, 2002 (January 15, 2002)


                          ND Holdings, Inc.
         (Exact name of registrant as specified in its charter)



       North Dakota            0-25958              45-040406
     (State or other        (Commission          (IRS Employer
       Jurisdiction         File Number)        Identification No.)
    Of Incorporation)

        1 North Main Street, Minot, North Dakota      58703
        (Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code:   (701) 852-5292



This Document consists of 48  pages


Item 2:

Acquisition of Capital Financial Services, Inc.

Through an agreement executed on January 15, 2002, the Registrant, ND Holdings, Inc. acquired one hundred percent of the equity stock of Capital Financial Services, Inc., a Wisconsin Corporation from two individuals, Charles G. Hartman and Geoffrey Legler. Capital Financial Services, Inc. is an NASD
Regulation, Inc. member Broker Dealer with offices in Madison, Wisconsin.   The
transaction was an arms length purchase and sale transaction negotiated by the representatives of each party to the agreement. On January 15, 2002, the final closing of the transaction occurred and control and ownership of Capital Financial Services, Inc. passed to ND Holdings, Inc. As a wholly owned subsidiary of ND Holdings, Inc., Capital Financial Services, Inc. will continue its same line and manner of business, that of a Broker Dealer involved in the sale and distribution of mutual funds, annuities and variable
insurance products.   The total purchase price for Capital Financial Services,
Inc. was as follows: $1,140,000 in cash at closing; a convertible debenture in the principal amount of $250,000 with certain provisions for reduction; the issuance of 750,000 shares of no par value common stock of ND Holdings, Inc. in three installments together with certain put rights; and the issuance of 250,000 options to purchase 250,000 shares of no par value common stock of ND Holdings, Inc. at a strike price of $1.00 per share, with the provisions and restrictions with respect to each item further defined in the Stock Purchase Agreement (see attached Exhibit to Form 8K - Stock Purchase Agreement). Prior to the acquisition of Capital Financial Services, Inc. by ND Holdings, Inc.,
ND Holdings, Inc. had no affiliation with Capital Financial Services, Inc., nor its individual shareholders, nor any of the officers, directors, or other affiliated persons of Capital Financial Services, Inc. ND Holdings, Inc. utilized existing current assets, working capital and credit lines to fund the acquisition.

Item 7.

Financial Statements and Pro Forma Financial Information related to acquisition of Capital Financial Services, Inc.

Financial statements and pro forma financial information required by Item 7 of Form 8K with respect to the acquisition of Capital Financial Services, Inc. as a wholly owned subsidiary corporation by ND Holdings, Inc. from the individuals described in Item 2 herein will be filed by amendment.

Exhibits:

Exhibit 1. Stock Purchase Agreement with Exhibits A, B, C, D, F and G thereto

Signatures

Date:  January 30, 2002

ND Holdings, Inc. (Registrant)

s/s Robert Walstad
Robert Walstad, Authorized Officer
CEO